Garrett Motion Reaches Agreements with Centerbridge and Oaktree to Transform Capital Structure

•Series A Preferred Stock amended to automatically convert into Common Stock on or about July 3, 2023
•Conversion would result in a single class of Common Stock with greater liquidity and a multi-billion dollar equity market capitalization
•Eliminates 11% Series A Preferred dividend, providing over $100 million in annual cash flow benefits
•Repurchase of $570 million of Series A Preferred Shares from Centerbridge and Oaktree
•Board authorizes increase in general stock buyback program to $250 million
•Centerbridge and Oaktree will reduce their governance rights and lock up their remaining shares, while remaining the company’s largest shareholders and maintaining one board seat each

ROLLE, Switzerland, April 13, 2023 – Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a leading differentiated automotive technology provider, today announced that it has entered into definitive agreements (the “Agreements”) with Centerbridge Partners, L.P. (“Centerbridge”) and funds managed by Oaktree Capital Management, L.P. (“Oaktree”) to simplify the Company’s capital structure by converting all outstanding Series A Preferred Stock into a single class of Common Stock, on or about July 3, 2023, subject to certain conditions. The agreements contemplate the repurchase of approximately $285 million of Series A Preferred Stock from each of Centerbridge and Oaktree at a market-based price, without premium, and provide for a reduction in governance rights, as well as lock-up and other agreements.

“I am pleased we have reached agreements with Centerbridge and Oaktree to simplify our capital structure. Garrett is an extremely successful and profitable company. However, the limited liquidity in our preferred and common stock has made it difficult for large investors to invest in Garrett. By converting to a single class of common stock, with much greater market capitalization and liquidity, we expect to broaden and diversify our shareholder base and engage more effectively with the investment community. The Board strongly believes that this will provide more financial flexibility to Garrett in the future and benefit all shareholders. Centerbridge and Oaktree have been great partners to Garrett and its management team. I am grateful for their support and faith in our company and look forward to their continued contributions as large shareholders of Garrett,” said Daniel Ninivaggi, Chairman of Garrett’s Board of Directors.

“The simplification of our capital structure at this time is enabled by the great performance of Garrett and highlights its ability to generate strong free cash flow while continuing to invest for the future in both its core turbo business as well as in new differentiated technologies for zero emission mobility. In addition, the elimination of the Series A Preferred dividend adds over $100 million of incremental annual net cash flow to support these investments, delever the balance sheet and return capital to shareholders. This transaction is clearly a testament to our progress over the last few years and I am excited about the long-term prospects of our business,” said Garrett President and CEO, Olivier Rabiller.

“We continue to be impressed with Garrett Motion’s high quality business model, growing end-market demand, and management team. We’re excited to continue as significant investors and support the culture of innovation. This transaction provides Garrett with additional flexibility to pursue a broad range of capital allocation options,” said Kevin Mahony, Managing Director at Centerbridge.

Steven Tesoriere, Managing Director and Co-Portfolio Manager at Oaktree said: “We continue to believe Garrett Motion remains well positioned for long-term success, given its market leading franchise, blue-chip customer base, and long history of R&D and reliability. We remain committed to supporting the Company, and firmly believe this transaction furthers Garrett’s position as a differentiated technology leader.”

Transaction Overview

Pursuant to the Agreements and subject to the completion of the debt financing described below, the Company’s Series A Cumulative Convertible Preferred Stock (“Series A Preferred Stock”) will convert into shares of the Company’s Common Stock on or about July 3, 2023, in a manner similar to the conversion procedures of an Automatic Conversion Event set forth in the existing Certificate of Designations for the Series A Preferred Stock. The conversion will occur pursuant to an amendment and restatement of the Certificate of Designations for the Series A Preferred Stock, which has been approved by the Board of Directors and consented to by Centerbridge and Oaktree as the holders of a majority of the Series A Preferred Stock. Following the conversion, Garrett will have one class of shares outstanding, the Common Stock, and an enhanced cash flow profile from the elimination of the 11% Series A Preferred Stock dividend, partially offset by the incremental interest expense.

The Company has agreed to repurchase approximately $280 million of Series A Preferred Stock from Centerbridge and approximately $290 million of Series A Preferred Stock from Oaktree for a total of $570 million, reducing Centerbridge’s ownership from 22% to 15% and Oaktree’s ownership from 23% to 15%, each on an as-converted basis.1 Centerbridge and Oaktree will be paid a cash purchase price of $8.10, plus the amounts below, per repurchased share. The $8.10 purchase price will be adjusted to equal the volume-weighted average price of the Common Stock for the fifteen trading days following the announcement of the transactions, subject to a minimum price of $7.875 per share and a maximum price of $8.50 per share.

As part of the transactions, all holders of Series A Preferred Stock will receive an amount equal to:

•$0.17 per share, the preference dividends that will accrue on the Series A Preferred Stock through June 30, 2023;
•Approximately $0.6835 per share, the accrued and unpaid preference dividends on the Series A Preferred Stock as of June 30, 2023; and
•$0.144375 per share, the preference dividends that would have accrued through September 30, 2023.

Other than the preference dividend that would have accrued through September 30, 2023, which will be paid in cash, these amounts may be paid to all holders in cash, stock, or a combination of cash and stock, at the election of the Company, and any stock issued will be valued at the adjusted purchase price paid to Centerbridge and Oaktree.

The repurchases are subject to obtaining funding of approximately $700 million of new debt, which is expected to be in the form of a new term loan B under the Company’s existing credit agreement, subject to certain modifications related to the transaction, which is expected to be consummated in Q2 2023.

Garrett has also announced an increase in the Company’s share repurchase authorization to $250 million. Under the share repurchase program, the Company may repurchase shares of Series A Preferred Stock or Common Stock in open market transactions, privately negotiated purchases and other transactions from time to time.

Centerbridge and Oaktree have also agreed with the Company to certain changes to their governance rights under the Company’s governance documents, including a reduction of their existing board nomination rights to no more than one (1) director each, down from three (3) each at current ownership levels. The foregoing board nomination rights will terminate for each of Centerbridge or Oaktree if its ownership falls below 10% of the outstanding shares of Common Stock (on an as-converted basis). Centerbridge and Oaktree have also agreed to lock-up restrictions on their equity securities of Garrett, including lock-up restrictions for 50% of shares for six (6) months and remaining shares for twelve (12) months, from the earlier of the closing of the repurchases from Centerbridge and Oaktree and the 45th day after the execution of the Agreements. Centerbridge and Oaktree have also agreed with the Company to certain limits on their ability to purchase additional equity securities, and voting limitations, for a period of up to eighteen months.

The purchase of the shares Series A Preferred Stock from Centerbridge and Oaktree pursuant to the Agreements is subject to the completion of the debt financing, the effectiveness of the amended and restated Certificate of Designations for the Series A Preferred Stock, and certain other customary conditions. The conversion of the Series A Preferred Stock into shares of Common Stock pursuant to the amended and restated Certificate of Designations for the Series A Preferred Stock is subject to the completion of the repurchases from Centerbridge and Oaktree.

1 Excludes impact of dilutive securities and any payment of aggregate accumulated dividend.

Other Governance Highlights

Additionally, the Board announced the establishment of a Finance Committee, consisting of five members, to assist the full Board in reviewing and making recommendations on the Company’s capital structure, material financing and offering transactions, material business combinations and the Company’s investor relations strategies.

The transactions were determined to be fair to and in the best interests of the Company and the holders of Common Stock by an independent and disinterested Board committee consisting of members of the Board who are disinterested with respect to the Series A Preferred Stock (the “Preferred Conversion Committee”), and by the full Board. In connection with the transactions, the Preferred Conversion Committee has been assisted with respect to corporate finance matters by J.P. Morgan Securities LLC acting as advisor and with respect to legal matters by Morris, Nichols, Arsht & Tunnell LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, and the Company has been assisted with respect to corporate finance matters by Morgan Stanley & Co. LLC acting as financial advisor.

Conference Call

Garrett will host a conference call on Wednesday, April 13, 2023 at 8:30 am Eastern Time / 2:30 pm Central European Time to introduce the next chapter of Garrett Motion, both in terms of capital structure and strategic agenda.

The conference call will be broadcast over the Internet and include a slide presentation. To access the webcast and supporting materials, please visit the investor relations section of Garrett’s website at http://investors.garrettmotion.com/.

To participate, dial 1-877-883-0383 (US) or 1-412-902-6506 (international) and use the passcode 2505476.

A replay of the of the conference call will be available by dialing 1-877-344-7529 (US) or 1-412-317-0088 (international) using the access code 3087147. The webcast will be archived on Garrett’s website for replay.

About Garrett Motion Inc.

Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.

Forward Looking Statements

This release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding inflationary pressures on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, including with respect to semiconductors, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure, anticipated new product development and capital deployment plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, Garrett's outlook for 2023, the capital structure transactions described herein, potential repurchases of shares of Common Stock and Series A Preferred Stock under Garrett’s share repurchase program, and the planned debt financing in connection with the transactions described herein. Although we believe the forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to the Company’s ability to complete the transactions described herein, including on the timelines the Company anticipates, the anticipated impacts to the Company of the transactions, including on the

Company’s stock price, cash flows and anticipated future investments, the availability of debt financing in amounts and on terms acceptable to the Company, risks relating to potential purchases by the Company of shares of common stock and Series A preferred stock under the Company’s share repurchase program, and risk factors described in our annual report on Form 10-K for the year ended December 31, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Contacts:
MEDIA	INVESTOR RELATIONS
Maria Santiago Enchandi	Eric Birge
1.734.386.6593	1.734.228.9529
Maria.SantiagoEnchandi@garrettmotion.com	Eric.Birge@garrettmotion.com
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